Exhibit (e)(15)

INDEFINITE-TERM EMPLOYMENT CONTRACT	CONTRAT DE TRAVAIL A DUREE INDETERMINEE

BETWEEN THE UNDERSIGNED :	ENTRE :

⮚	Olink Proteomics SAS, Single-member simplified joint stock company with the SIREN number 919 080 143, Having its registered office at 9 rue du 4 septembre – 75002 Paris (France),	⮚	Olink Proteomics SAS, Société par actions simplifiée unipersonnelle dont le numéro SIREN est le 919 080 143, Ayant son siège social 9 rue du 4 septembre –75002 Paris (France),
⮚
	Represented for the purpose hereof by Oskar Hjelm, President		Représentée par M Oskar Hjelm. President

	Hereinafter referred as to “Olink Proteomics SAS” or “the Company”		Ci-après dénommée « Olink Proteomics SAS » ou «la Société»

OF THE FIRST PART	D’UNE PART

AND :	ET :

Mr Bruno Rossi, a French citizen, born on 04/02/1972 residing at, registered under the social security number	M Bruno Rossi, de nationalité française, né le 04/02/1972, demeurant, immatriculation à la Sécurité Sociale sous le numéro

Hereinafter referred as to “M Bruno Rossi ” or “the Employee”	Ci-après dénommé « M Bruno Rossi » ou « le Salarié »

OF THE OTHER PART	D’AUTRE PART

Hereinafter together referred as to “the Parties”.	Ci-après dénommés ensemble « les Parties ».

Preamble :	Préambule :

Olink Proteomics SAS is a company engaged in the biotechnology and pharmaceutic industry.	Olink Proteomics SAS est une société spécialisée dans la recherche biotechnologique et pharmaceutique.

The parties have agreed that M Bruno Rossi will be employed at Olink Proteomics SAS, in France for the position of Chief Commercial Officer.	Les Parties ont convenu que M Bruno Rossi sera employé par Olink Proteomics SAS, en France pour le poste de Chief Commercial Officer.

Therefore, the Parties have agreed as follows:	En conséquence, il a été convenu et arrêté ce qui suit :

Article 1: Title and Status	Article 1 : Titre et statut

M Bruno Rossi will perform in France the duties of Chief Commercial Officer and will start in this position no later than 23 March 2023.	M Bruno Rossi exercera les fonctions de Chief Commercial Offier, à compter au plus tard le 23 mars 2023

The contract is subject to the provisions of the French Legislation and of the metropolitan collective agreement of pharmaceutic industry of 6th April 1956.	Le présent contrat est régi par les dispositions de la législation française et de la convention collective Nationale de l’industrie pharmaceutique du 6 avril 1956.

Pursuant to this Agreement, M Bruno Rossi will be listed as a “Cadre” XI	En application de cette convention collective, M Bruno Rossi sera classé cadre, XI

This contract is subject to a medical examination as per the provisions of law.	Le présent contrat est conclu sous réserve de la visite médicale d’embauche.

This contract will become permanent after a probation period of 3 months.	Ce contrat deviendra permanent après une période d'essai de 3 mois.

During the probationary period, the contract may be ended at any time without reason.	Pendant la période d'essai, le contrat peut être rompu à tout moment sans raison.

If any party ends the contract during the probation period, it must respect a notice period of 24 hours if the Employee has been in the company less than 8 days, 48 hours between 8 days and 2 weeks of presence in the Company, two weeks between 2 weeks and one month of presence in the company, 1 month between 1 and 3 months of presence. After the probation period, this contract may be terminated by either of the parties subject to a period set by the Collective agreement, except in the event of serious misconduct.	Si l'une des parties met fin au contrat pendant la période d'essai, elle doit respecter un délai de préavis de 24 heures si le salarié est présent dans l'entreprise depuis moins de 8 jours, de 48 heures entre 8 jours et 2 semaines de présence dans l'entreprise, de deux semaines entre 2 semaines et un mois de présence dans l'entreprise, de 1 mois entre 1 et 3 mois de présence. Après la période d'essai, le présent contrat peut être rompu par l'une ou l'autre des parties sous réserve d'un délai fixé par la Convention collective, sauf en cas de faute grave

Notice Period will be 3 months.	Le délai de préavis sera de trois mois.

Article 2: Duties	Article 2 : Fonctions et attributions

As Chief Commercial M Bruno Rossi is mainly in charge of the following duties:	En qualité de Chief Commercial Officer M Bruno Rossi est notamment chargé d’exécuter les fonctions suivantes :

•	Deliver strategic leadership for defining the Company’s commercial path to continued, sustainable growth and profitability and the establishment of an effective growth process and infrastructure. Develop collaborative working relationships within the organisation in pursuit of the Company’s overall business goals.

•	Lead development of the Company’s marketing strategy with an emphasis on achieving further market penetration and sales growth. Oversee the company’s communications and PR activities.

•	Develop a strategy and provide leadership for company-wide business development opportunities that are consistent with the Company’s strategy for revenue growth. Creating relationships with major industry partners in order to build alliances and partnerships that best exploit Olink's products and offerings.

•	Manage and optimize the sales operations, customer care and training functions, creating professionalized processes and a reputation of operational excellence within the industry.

•	Develop the sales strategy of the company across direct sales and partnerships to exceed revenue growth and profit targets.

•	Work with a cross-functional team to define country specific marketing strategy and plans globally.

•	Assurer un leadership stratégique pour définir la trajectoire commerciale de la Société vers une croissance et une rentabilité continues et durables et la mise en place d'un processus et d'une infrastructure de croissance efficaces. Développer des relations de travail collaboratives au sein de l'organisation dans la poursuite des objectifs commerciaux globaux de l'entreprise.

•	Diriger le développement de la stratégie marketing de la société en mettant l'accent sur la pénétration du marché et la croissance des ventes. Superviser les activités de communication et de relations publiques de l'entreprise.

•	Élaborer une stratégie et développer les opportunités commerciales en accord avec la stratégie de croissance de l'entreprise. Créer des relations avec les principaux partenaires de l'industrie afin de créer des alliances et des partenariats servant au mieux les produits et les offres d'Olink.

•	Gérer et optimiser les opérations de vente, le service à la clientèle et les fonctions de formation, créant des processus professionnalisés et une réputation d'excellence opérationnelle au sein de l'industrie.

•	Développer la stratégie de vente de l'entreprise à travers les ventes directes et les partenariats pour dépasser les objectifs de croissance des revenus et de profit.

•	Travailler avec une équipe interfonctionnelle pour définir une stratégie et des plans marketing spécifiques à chaque pays à l'échelle mondiale.

Article 3: Conditions of the performance of duties	Article 3 : Conditions d’exécution des fonctions

M Bruno Rossi undertakes to devote all his time, attention and abilities to the business of Olink Proteomics SAS.	M Bruno Rossi s’engage à consacrer tout son temps productif, toutes ses capacités et toute son attention aux affaires de la Société.

M Bruno Rossi undertakes to perform his duties and responsibilities in compliance with the internal instructions and policies given by Olink Proteomics SAS	M Bruno Rossi s’engage à exécuter ses fonctions et ses responsabilités dans le respect des directives internes et des politiques définies par la Société.

During the term of this contract, M Bruno Rossi shall not perform any other business activity of any kind, whether on his own account or on behalf of a third party, and also shall not take any interest, active or passive, with another company whatever it may be, without Olink Proteomics SAS’s prior written authorization.	M Bruno Rossi s’interdira pendant la durée du présent contrat d’exercer toute activité professionnelle de quelque nature que ce soit, pour son compte personnel ou pour le compte d’un tiers, ainsi que d’avoir une prise d’intérêt active ou passive auprès d’une société quelle qu’elle soit, sans autorisation écrite de la Société

Article 4: Place of work – travels – Training	Article 4 : Lieu de travail – déplacements – Formation professionnelle

4.1 M Bruno Rossi will work from home in France	4.1 M Bruno Rossi travaillera depuis son bureau à domicile en France.

4.2 M Bruno Rossi may be called to do travel in France and abroad. Consequently, he accepts to be away from his home for short periods.	4.2 M Bruno Rossi pourra être amené à se déplacer sur l’ensemble du territoire national et à l’étranger. Aussi, il accepte d’être éloignée de son domicile pendant des périodes de courte durée.

Article 5: Remuneration	Article 5 : Rémunération

As full consideration of the performance of his duties, M Bruno Rossi will receive an annual gross remuneration of 320 000€ over 12 months.	En contrepartie de l’accomplissement de ses fonctions, M Bruno Rossi percevra un salaire annuel brut de 320 000 € sur 12 mois.

The Employee is also eligible to a variable yearly remuneration target (Bonus) of 50% based of the annual gross remuneration. The bonus will subject to fulfillment of specified company objectives and will be paid annually.	Le Salarié pourra en outre bénéficier d’une rémunération annuelle variable cible (bonus) égale à 50% de son salaire brut annuel. Ce bonus sera versé à la réalisation d'objectifs spécifiques de l'entreprise et sera versée annuellement.

Article 6: Duration of work	Article 6 : Durée du travail

In accordance with the collective agreement applicable, the functions of the Employee and the responsibilities which they comprise make it possible for him to benefit from a convention of annual fixed price in days, the duration of work the Employee cannot be predetermined.	Conformément à la convention collective applicable, les fonctions du Salarié et les responsabilités qu’elles comportent permettent de lui faire bénéficier d’une convention de forfait annuel en jours, la durée de travail du Salarié ne pouvant être prédéterminée.

Given the day of solidarity and legal and contractual leave, the annual working time of the Employee is fixed at 218 days for a calendar year workload and calculated on the basis of a full entitlement to leave.	Compte tenu de la journée de solidarité et des congés légaux et conventionnels, la durée annuelle de travail du Salarié est fixée à 218 jours pour une année civile complète de travail et calculée sur la base d’un droit intégral à congés.

The exercise of the missions of the Employee will be done according to a weekly distribution of his working time on all the days worked in the company.	L'exercice des missions du Salarié s'effectuera selon une répartition hebdomadaire de son temps de travail sur l'ensemble des jours travaillés dans l'entreprise.

The Employee being subject to a fixed-day, he can not under any circumstances claim to the payment of overtime, his salary being fixed.	Le Salarié étant soumis à un forfait-jours, il ne pourra en aucun cas prétendre au paiement d’heures supplémentaires, son salaire étant forfaitaire.

The pay slip of the Employee will be established without any hourly reference, with the only mention "annual fee in days" followed by the precision of the number of days provided for the year.	Le bulletin de paie du Salarié sera établi sans aucune référence horaire, avec la seule mention « forfait mensuel en jours » suivie de la précision du nombre de jours prévu pour l'année.

The Employee will make a monthly declaration of his days worked and not worked for the months passed. An annual summary will be sent to him at the end so that it can be verified that the ceiling is not reached at the end of the month	Le Salarié fera une déclaration mensuel de ses jours travaillés et non travaillés pour la semaines échues. Un récapitulatif annuel lui sera adressé afin qu'il puisse être vérifié que le plafond n'est pas atteint.

This summary will be kept 5 years.	Ce récapitulatif sera conservé 5 années.

The effects of exceeding the aforementioned ceiling of days or, on the other hand, the non-fulfillment of the number of days fixed in this clause are dealt with in the collective agreement.	Les effets d'un dépassement du plafond de jours susmentionné ou, au contraire, du non- accomplissement du nombre de jours fixé dans la présente clause sont traités dans la convention collective.

Given the autonomy that the Employee has in the organization of his working time, he undertakes to respect in all circumstances the rest daily minimum of 11 consecutive hours, the amplitude of the working day defined in the agreement, as well as the weekly rest.	Compte tenu de l’autonomie dont le Salarié dispose dans l’organisation de son temps de travail, il s’engage à respecter en toutes circonstances le repos minimal quotidien de 11 heures consécutives, l’amplitude de la journée de travail dans l’accord, ainsi que le repos hebdomadaire.

An annual meeting will take place with the Employee to control his load of work and eventually reduce it.	Un entretien annuel sera réalisé avec le Salarié pour évaluer sa charge de travail et éventuellement la réduire.

Article 8: Professional expenses – Use of home office	Article 8 - Frais professionnels – home office

The professional expenses, including business travels in France and outside France, reasonably incurred by M Bruno Rossi and justified by the performance of his duties will be reimbursed to him, on presentation of receipts, and in accordance with the rules in effect in the Company.	Les frais professionnels, y compris les voyages d’affaires, raisonnablement engagés par M Bruno Rossi et justifiés par l’exercice de ses fonctions lui seront remboursés, sur présentation de justificatifs, et conformément aux règles en vigueur au sein de la Société.

M Bruno Rossi will sometimes work from home. The parties agree that an amount of € 100 per month will be awarded as compensation for the professional use of a room in his accommodation.	M Bruno Rossi sera parfois amené à travailler à partir de son domicile. Les parties conviennent qu’il sera alloué une somme de 100 € par mois à titre d’indemnisation pour l’usage à titre professionnel d’une pièce de son logement.

Article 9: Use of car	Article 9 : Usage d’un Véhicule

Since the Employee may use his personal car for professional travels, the Company grants him an allowance of 1200 € per month as indemnity for such use and will reimburse cost of gas or petrol, insurance and repairs as a result of the professional travels.	Dans la mesure où le Salarié pourra être amenée à utiliser son véhicule personnel pour des déplacements professionnels, la Société lui accorde une indemnité de 1200 € par mois pour cet usage et lui remboursera le coût de l'essence, de l'assurance et des réparations résultants de l'usage professionnel du véhicule

Article 10: Communication devices	Article 10 : Outils de communication

The Company provides M Bruno Rossi with a phone mobile and a laptop.	La Société fournit à M Bruno Rossi un téléphone portable et un ordinateur portable.

M Bruno Rossi undertakes to return these devices to the Company if it should so request, in the event that a prolonged absence by M Bruno Rossi should constitute a suspension of his employment agreement, or if his employment agreement is terminated for any reason whatsoever.	M Bruno Rossi s’engage à remettre ces équipements à la Société dans le cas où celle-ci en ferait la demande, dans le cas où l’absence prolongée de M Bruno Rossi constituerait une suspension de son contrat de travail, ou lors de la rupture de son contrat de travail, pour quelque raison que ce soit.

Article 11: Absence and non-availability	Article 11 : Absence et indisponibilité

If M Bruno Rossi should be absent by cause of illness or accident, he shall immediately notify the Company thereof, and give evidence of it within 48 hours by producing a medical certificate.	En cas d’absence pour maladie ou accident, M Bruno Rossi devra immédiatement en aviser la Société, et en justifier par la production d’un certificat médical dans les 48 heures.

Article 12: Welfare and Benefits	Article 12 : Protection sociale et avantages Sociaux

M Bruno Rossi will benefit from all retirement and pension scheme and welfare scheme granted by the Company according to the law and the Collective agreement applicable.	M Bruno Rossi bénéficiera de tous les avantages de retraite et de prévoyance accordés par la Société du fait de la loi et de la convention collective.

The complementary pension scheme is managed by AGIRC ARRCO.	Le régime de retraite complémentaire est géré par AGIRC ARRCO.

Article 13: Paid holidays	Article 13 : Congés payés

M Bruno Rossi will be entitled to the benefit of paid holidays under the conditions specified by law ie 25 business days.	M Bruno Rossi bénéficiera des congés payés conformément à la législation soit 25 jours ouvrés.

The period at which these holidays will be taken is jointly determined between the Parties, in light of operational requirements.	La période de ces congés sera déterminée en accord entre les Parties, compte tenu des nécessités de l’entreprise.

Article 14: Confidentiality and intellectual property	Article 14 : Confidentialité et propriété intellectuelle

14.1 M Bruno Rossi agrees not to make use of, or disclose or divulge to any third party, without the prior written consent of the Company, any information of a confidential nature relating to the business or the affairs of the Company or any of its affiliates or clients. M Bruno Rossi agrees to, if so requested by the Company, sign a non disclosure agreement which, agreement will in detail (in addition to the above) regulate the confidentiality obligations.	14.1 M Bruno Rossi s’engage à ne pas utiliser ou dévoiler ou divulguer à aucun tiers, sans le consentement préalable écrit de la Société, aucune information de nature confidentielle concernant l’activité ou les affaires de la Société ou toute entité qui lui est liée. A ce titre, le Salarié s’engage à signer un accord de confidentialité si la Société le requiert et qui régira l’obligation de confidentialité.

In “Confidential information” as used in this provision, is included any information – technical, commercial or of any other nature – regardless of whether or not the information is documented, with exception of information which is or becomes generally known or which has come or comes to general knowledge other than through M Bruno Rossi’s employment.	Par « Information Confidentielle », il est entendu toute information – technique, commerciale ou de toute nature – peu importe que l’information soit ou non détaillée, à l’exception des informations relevant du domaine public ou venant à tomber dans le domaine public dès lors que cela n’est pas dû à une violation de la confidentialité par M Bruno Rossi.

M Bruno Rossi shall take all reasonable steps to minimize the risk of disclosure of confidential information to any third party. All reasonable precautions shall be taken to prevent unauthorized use thereof or any persons getting access to secret or confidential information.	M Bruno Rossi devra prendre toutes les précautions requises pour éviter tout risque de connaissance d’informations confidentielles par des tiers. Toutes les précautions raisonnables devront être prises pour empêcher toute utilisation non autorisée ou l’accès à des informations secrètes ou confidentielles.

M Bruno Rossi is aware of and acknowledges that especially all business and strategic information of the Company and their customers, with no limitation intended, is extremely sensitive and any disclosure or unauthorized use of such information is likely to materially harm the Company.	M Bruno Rossi reconnaît être conscient que toutes les informations techniques et scientifiques relatives à la Société et à ses clients, sans aucune limite, sont extrêmement sensibles et que toute révélation ou utilisation non autorisée de telles informations porterait préjudice à la Société.

14.2 M Bruno Rossi acknowledges and accepts that all inventions, including, but not limited to development, discoveries, concepts, ideas, processes, and products as well as improvements or know-how concerning them (whether these are patentable inventions or protected by copyright or not or inventions that provide entitlement to royalties, and collectively referred to as “the inventions”), relating to all the activities of M Bruno Rossi’s duties or performances according to this Contract shall be the exclusive property of the Company (without limitation) as the case may be.	14.2 M Bruno Rossi reconnaît et accepte que toutes les inventions, y compris, notamment, le développement, les découvertes, les concepts, les idées, les processus, les logiciels, les techniques, les formules et les produits ainsi que les améliorations ou le savoir-faire les concernant (qu’il s’agisse ou non d’inventions brevetables ou donnant droit à des droits d’auteur), se rapportant à toutes les activités de la Société pendant sa durée de service sont la propriété exclusive de la Société.

M Bruno Rossi acknowledges and accepts that all inventions and copyright that have to do with the Company’s products and services manufactured, created or designed by M Bruno Rossi , alone or with others, during the employment, shall be the exclusive property of the Company (without limitation in time).	M Bruno Rossi reconnaît et accepte que toutes les inventions ayant trait aux produits de la Société, fabriqués ou conçus par lui, seul ou avec d’autres, pendant sa période de service au sein de la Société, ou en utilisant les installations, le matériel ou le personnel de la Société, que l’invention ait été conçue, développée ou mise en pratique pendant la durée du travail de M Bruno Rossi , ou qui ont été suggérées par lui ou qui résultent ou proviennent d’une manière ou d’une autre du travail de M Bruno Rossi au sein de la Société, sont la propriété exclusive de la Société.

M Bruno Rossi agrees to sign any form or document to help to protect all the intellectual property rights of the Company if so requested by the Company.	M Bruno Rossi devra apporter son concours afin de préserver l’ensemble des droits de propriété intellectuelle de la Société.

M Bruno Rossi agrees and acknowledges that he can be liable and obliged to pay indemnities to the Company if she should be or act in violation with this article.	M Bruno Rossi pourra être tenue responsable et condamnée au paiement de dommages et intérêts en cas de violation de la présente clause.

Article 15: Return of property	Article 15 : Restitution

M Bruno Rossi undertakes explicitly, on the day that his duties according to this contract cease, without any further steps needing to be taken and without any prior notice from the Company, to return any property or documents (whether physical or in electronic form) belonging to the Company.	M Bruno Rossi’s engage expressément à restituer, le jour même de la cessation effective de ses fonctions dans la Société, et ce sans qu’il soit besoin d’aucune démarche ou d’une mise en demeure préalable de la Société, ou préalablement sur demande de la Société, tout bien et/ou document appartenant à la Société.

Article 16: Termination of the agreement	Article 16 : Rupture du contrat

Save dismissal for gross or willful misconduct (“faute grave ou lourde”), either party may terminate this agreement, subject to providing prior notice as set by the Law and/or the applicable collective bargaining agreement.	Sauf licenciement pour faute grave ou lourde, ou cas de force majeure, chacune des parties pourra mettre fin au contrat de travail, sous réserve du préavis prévu par la loi et/ou la convention collective applicable.

By gross or willful misconduct, the Company and the Employee recognize that breach of confidentiality, competing business with another company, secret information or documents of the Company transmitted to a third party without the agreement of the Company from the Employee shall constitute major situations leading to the immediate lay-off of the Employee. In such cases, the Employee shall be obliged and liable to pay indemnities to the Company.	Par faute grave ou lourde, les parties reconnaissent que le défaut de confidentialité, le fait d’être en relation d'affaires concurrentielle avec une autre société, la divulgation de secret ou de documents à un tiers par le Salarié constituent des fautes majeures devant mener au licenciement immédiat du Salarié. Dans de telles circonstances, le Salarié pourra être tenu d’indemniser la Société pour le préjudice subi.

Article 17 : Non-Compete	Article 17 : Non-concurrence

In the event that the Employee leaves the Company for any reason, the Employee undertakes, not to enter the service of another firm manufacturing or selling products or services that could compete with those of the company, to create a firm of the same type or participate directly or indirectly in any capacity.	En cas de départ de la Société, quels qu'en soient la cause et l'auteur, le Salarié s'engage expressément à ne pas entrer au service d’une entreprise fabriquant ou vendant des produits ou services susceptibles de concurrencer ceux de la Société, de créer pour son propre compte une entreprise du même genre ou d’y participer directement ou indirectement, en quelque qualité que ce soit.

For this purpose, the employee undertake in particular, for any products or service that might compete with the products or services of the company, not to visit or contact the Company’s clients or to deal with any individual or company that was a client of the company with whom the Employee was in contact at any time during the years preceding your actual departure of the company.	A ce titre, le Salarié s'interdit notamment, s’agissant de tout produit ou service susceptible de concurrencer les produit ou services de la Société, de prospecter la clientèle de la Société et de traiter avec toute personne physique ou morale qui aura été le client de la Société et avec lequel le Salarié aurez été en relation pendant les années précédant votre départ effectif de la Société.

It is expressly agreed that the performance of this clause is limited to a period of one (1) year as from the date of the employee actual departure from the company and applies to all geographies.	Il est expressément convenu que l’exécution de la présente clause est limitée à une période d’un (1) an à compter de la date de votre départ effectif de la Société, et s'applique à toutes les zones géographiques.

During this period of non-compete and under the condition that the employee comply with this non-competition obligation, the employee will receive a monthly indemnity provided by the collective bargaining agreement applicable to the company, it being understood that this indemnity will be subject to social security deductions.	Pendant toute cette période de non-concurrence et sous réserve du respect de l'obligation du Salarié obligation de non-concurrence, la Société versera au Salarié une indemnité mensuelle telle que prévue par la Convention Collective applicable à la Société, étant entendu que cette indemnité sera assujettie aux contributions sociales.

It is agreed that, in any case, the company shall be entitled to reduce the duration of the period of application of the non-compete clause, or to waive this clause, provided however that it informs the employee thereof by registered letter with return receipt requested in accordance with the provisions of the collective bargaining agreement applicable to the company.	Il est entendu qu’en toutes circonstances, la Société aura la possibilité soit de réduire la durée de la période d’application de la clause de non-concurrence, sout de renoncer à cette dernière à condition d'en informer le Salarié par lettre recommandée avec accusé de réception conformément aux dispositions de la Convention Collective applicable à la Société.

Any violation of the present non-competition clause will automatically make you liable to a flat-rate penalty fixed at the net amount of your salary received during the last 6 months of activity due for each infringement found.	Compte tenu de l’extrême sensibilité des connaissance et informations techniques et commerciales auxquelles vous avez accès dans l’exercice des fonctions du Salarié dans le cadre du présent contrat, et de la nature excessivement concurrentielle et sensible des activités de la Société, les parties conviennent expressément de la nécessité d’une clause de non-concurrence pour protéger les intérêts légitimes de la Société.

This penalty is due notwithstanding any damages that may be claimed by the company due to the damage suffered by the company as a result of the non-respect of tour non-competition clause.

Article 18 : Non sollicitation	Article 18 : Non sollicitation

In the event that the Employee leaves the Company for any reason, the Employee undertakes, for a period of 12 months immediately following the date the termination letter is first presented, not to directly or indirectly solicit, induce, or recruit any of the Company's employees either directly or indirectly, or encourage them to leave their employment.	En cas de départ de la Société, quels qu'en soient la cause et l'auteur, le Salarié s'engage à ne pas faire appel et à n'engager directement, indirectement ou par personne interposée ou à inciter à quitter la Société, aucun personnel de la Société et ceci pour une durée de 12 mois, à compter de la date de première présentation de la lettre notifiant la rupture du contrat de travail.

Clause 19 : Liquidated damages	Article 19 : Clause pénale

Any breach to the prohibitions referred to in clauses 14 (confidentiality and Intellectual property), and 17 and 18 of the present contract, shall make the Employee automatically liable for liquidated damages defined herein as a lump sum corresponding to the salary paid over the last 6 months of the contract's existence. The Company reserves the right to claim for compensation in addition to the abovementioned amount if the Company could demonstrate that the said amount is not sufficient for covering the damages suffered by the Company due to such breach. These damages shall be due for each breach noted, without formal notice to cease the activity resulting in the breach being required.	Toute infraction aux interdictions stipulées à l'article 14 (confidentialité et propriété intellectuelle), ou à l'article 17 & 18 du présent contrat rendra le Salarié automatiquement redevable d'une pénalité fixée dès à présent et forfaitairement au montant des salaires, qu'elle aura encaissés pendant les 6 derniers mois de l'existence du contrat, pénalité due pour chaque infraction constatée sans qu'il soit besoin d'une mise en demeure de faire cesser l'activité interdite et sans préjudice de toute autre action de la Société visant à la réparation de son entier préjudice causé par le Salarié.

The Company expressly reserves the right to file proceedings to obtain the reimbursement of the effective damage from the Employee, and to order them to cease all activity resulting in the breach subject to penalties for delay, by any legal means.	La présente pénalité ne porte pas atteinte au droit, que la Société se réserve expressément, de poursuivre le Salarié en remboursement du préjudice effectivement subi et de faire ordonner sous astreinte la cessation du trouble par toutes voies et moyens de droit.

Article 20 : Applicable Law and special provisions	Article 20 : Loi applicable et dispositions particulières

This agreement and the rights and obligations of the parties arising out of it shall be governed by and interpreted according to French law.	Le présent contrat ainsi que les droits et obligations des parties en découlant seront régis et interprétés en conformité avec la loi française.

French courts are the only ones with jurisdiction in relation to the performance, interpretation and termination of this employment agreement.	Les juridictions françaises sont les seules compétentes quant à l’exécution, l’interprétation et la rupture du présent contrat de travail.

If a clause of this agreement should be deemed to be illegal, unfounded or invalid for any reason whatsoever, this will not affect the validity of the other provisions of the agreement.	Au cas où une clause du présent contrat serait réputée illégale, sans effet ou non valable pour quelque raison que ce soit, cela n’affecterait pas la validité des autres dispositions du contrat.

Executed at OTTROTT		Fait à OTTROTT

On 12/19/ 2022		Le 12/19/2022
In two copies		En deux exemplaires originaux

M Bruno Rossi		M Bruno Rossi

Signature:	/s/ Bruno Rossi	Signature:	/s/ Bruno Rossi

For Olink Proteomics SAS		Pour Olink Proteomics SAS

M Oskar Hjelm		M Oskar Hjelm

Signature:	/s/ Oskar Hjelm	Signature:	/s/ Oskar Hjelm

12/19/2022		12/19/2022